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Exhibit #14(c)


Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated January 7, 2000 on our audit of the financial statements and financial highlights of the Firstar Stellar Treasury Fund, Firstar Stellar Tax-Free Money Market Fund, Firstar Stellar Ohio Tax-Free Money Market Fund, Firstar Stellar Insured Tax-Free Bond Fund, Firstar Stellar U.S. Government Income Fund, Firstar Stellar Strategic Income Fund, Firstar Stellar Growth Equity Fund, Firstar Stellar Relative Value Fund, Firstar Stellar Science & Technology Fund, Firstar Stellar Fund, Firstar Stellar Capital Appreciation Fund, and Firstar Stellar International Equity Fund of Firstar Stellar Funds, and to all references to our firm included in this registration statement.



ARTHUR ANDERSEN LLP

Cincinnati, Ohio
September 5, 2000